Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 18, 2015, except with respect to our opinion on the consolidated financial statements as it relates to the change in the composition of reportable segments and the effects of the change in the classification of deferred taxes both of which are discussed in Note 1, as to which the date is March 3, 2016, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Johnson Controls, Inc.’s Current Report on Form 8-K dated March 3, 2016.

/s/ PricewaterhouseCooper

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
September 6, 2016